SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 17, 2022
Date of Report (Date of earliest event reported)

UNITED SECURITY BANCSHARES
(Exact Name of Registrant as Specified in its Charter)

California
(State or Other Jurisdiction of Incorporation)

000-32987	91-2112732
(Commission File Number)	(I.R.S. Employer Identification No.)

2126 Inyo Street, Fresno, California	93721
(Address of principal executive offices)	(Zip Code)
559-248-4943
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	UBFO	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 (b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

(b) The service of Mr. Steven J. Leen of MB Interim Leaders, LLC as interim Chief Financial Officer of United Security Bancshares (the “Company”) and its wholly-owned subsidiary, United Security Bank (the “Bank”), will terminate upon the commencement of Mr. David A. Kinross’s service as the Company’s and the Bank’s new Chief Financial Officer, which is expected to commence as of November 1, 2022.

(c) Effective October 17, 2022, United Security Bancshares (the “Company”) and its wholly-owned subsidiary, United Security Bank (the “Bank”), agreed to appoint David A. Kinross as Senior Vice President and Chief Financial Officer of the Company and the Bank, commencing November 1, 2022.

From May 2006 through October 2022, Mr. Kinross served as the Executive Vice President and Chief Financial Officer of both Central Valley Community Bancorp, and its wholly owned subsidiary, Central Valley Community Bank. None of such corporations or organizations are affiliated with the Company or the Bank. Since January 1, 2021, Mr. Kinross has not been a party to any material transactions involving the Company or the Bank. Mr. Kinross has no family relationships with any of the Company’s or the Bank’s directors or executive officers.

The Company and the Bank have agreed to enter into a two-year employment agreement with Mr. Kinross, age 58, pursuant to which Mr. Kinross will receive an annual salary of $275,000.00. The term of the employment agreement expires on December 31, 2024, and will automatically extend for an additional year unless notice of nonrenewal is given by a party on or before January 1st of the immediately preceding year. The Bank has agreed to pay the cost of medical, dental and vision insurance for Mr. Kinross and his family, and life insurance in an amount of three times Mr. Kinross’s annual base salary up to a maximum of $500,000.00, as well as long-term disability insurance. Mr. Kinross will also receive an automobile allowance of $1,000.00 per month. If Mr. Kinross’ employment is terminated by the Bank without cause, the Bank will provide Mr. Kinross severance compensation equal to 12 months’ then current base salary, payable in equal installments over a 12-month period, and continue medical, dental and vision insurance or provide COBRA continuation benefits for 12 months. In addition, in the event of a change in control (as defined in the employment agreement) and the termination of Mr. Kinross’ employment by the Bank without cause or by Mr. Kinross for “good cause” (as defined in the employment agreement), the Bank will provide Mr. Kinross a lump sum severance payment equal to 24 months’ then current base salary, an amount equal to the bonus paid for the preceding calendar year, and the continuation of medical, dental and vision insurance or COBRA continuation benefits for 24 months.

Following one year of service, Mr. Kinross will be granted an option to purchase 25,000 shares of the Company’s common stock, or its numerical equivalent in stock units, with 5-year vesting at 20% per year.

Effective upon the commencement of Mr. Kinross’s employment, Mr. Kinross will be eligible to participate in the Company’s Supplemental Executive Retirement Plan. Mr. Kinross is also eligible to participate in the Company’s annual incentive plan which provides an opportunity to receive an annual incentive award contingent on the achievement of pre-defined corporate objectives, as well as individual goals.

In addition, the Company’s management will recommend that the Company’s Compensation Committee grant Mr. Kinross an award of Restricted Stock Units (“RSUs”) with a target valuation, with annual RSUs to be in the range of 5,000 to 7,500 shares. The RSUs will be granted on the first regularly scheduled grant date after the commencement of Mr. Kinross’s employment. Mr. Kinross is also eligible to receive an annual bonus in an amount equal to up to 35% of Mr. Kinross’ salary.

Mr. Kinross’s employment is subject to certain conditions, including compliance with the Company’s Code of Conduct. Mr. Kinross’s employment may be terminated, upon specified notice requirements, at any time at the option of the either the Bank or Mr. Kinross.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

United Security Bancshares

Date:	October 21, 2022	By: /s/ Dennis Woods
Dennis Woods
President & Chief Executive Officer